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Exhibit (a)(4)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock
(including the associated preferred stock purchase rights)
of

        ADC Telecommunications, Inc.
at
$12.75 Net Per Share
by
Tyco Electronics Minnesota, Inc.
An Indirect Wholly Owned Subsidiary of
Tyco Electronics Ltd.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, AUGUST 23, 2010, UNLESS THE OFFER IS EXTENDED.

                                July 26, 2010

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been engaged by Tyco Electronics Minnesota, Inc., a Minnesota corporation ("Purchaser") and an indirect wholly owned subsidiary of Tyco Electronics Ltd., a Swiss Corporation ("Tyco Electronics"), to act as Dealer Manager in connection with Purchaser's offer to purchase all outstanding shares of common stock, par value $0.20 per share (together with the associated preferred stock purchase rights, the "Shares") of ADC Telecommunications, Inc., a Minnesota corporation ("ADC"), at a purchase price of $12.75 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 26, 2010 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith.

        Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

        Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

  1.
  Offer to Purchase dated July 26, 2010.

  2.
  Letter of Transmittal, for your use in accepting the Offer and tendering Shares and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

  3.
  Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to Mellon Investor Services LLC (the "Depositary"), or if the procedures for book-entry transfer cannot be completed, by the Expiration Date.

  4.
  A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

  5.
  The letter to shareholders of ADC from Robert E. Switz, Chairman, President and Chief Executive Officer, accompanied by ADC's Solicitation/Recommendation Statement on Schedule 14D-9.

  6.
  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to federal income tax backup withholding.

  7.
  Return envelope addressed to the Depositary.

        YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, AUGUST 23, 2010, UNLESS THE OFFER IS EXTENDED.

        The Offer is being made pursuant to an Agreement and Plan of Merger dated as of July 12, 2010, as amended (the "Merger Agreement"), among ADC, Tyco Electronics and Purchaser. The Merger Agreement provides, among other things, that as soon as possible after consummation of the Offer, Purchaser will merge with and into ADC (the "Merger"), with ADC continuing as the surviving corporation and an indirect wholly owned subsidiary of Tyco Electronics. At the effective time of the Merger, each outstanding Share (other than any Shares in respect of which dissenters' rights are validly exercised under the Minnesota Business Corporation Act (the "MBCA") and any Shares held by ADC, Tyco Electronics or any subsidiary of ADC or Tyco Electronics (including Purchaser)) will be converted into the right to receive the price per Share paid in the Offer, without interest. No dissenters' rights are available to holders of Shares in connection with the Offer. The Merger Agreement is more fully described in Section 13 of the Offer to Purchase.

        The Board of Directors of ADC (the "ADC Board") has unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable and in the best interests of ADC's shareholders and (ii) approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, in accordance with the requirements of the MBCA. The ADC Board recommends that ADC's shareholders accept the Offer and tender their Shares in the Offer. ADC has been advised that all of its directors and executive officers intend to tender all of their Shares pursuant to the Offer.

        The Offer is conditioned upon, among other things, (i) there being validly tendered in accordance with the terms of the Offer and not withdrawn, prior to the expiration of the Offer, a number of Shares that, together with the Shares then-owned by Tyco Electronics and/or Purchaser, represents a majority of the total number of Shares outstanding on a fully diluted basis and (ii) expiration or termination of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the regulations promulgated thereunder and Article 4(5) of the European Union Council Regulation (EEC) No. 139/2004. The Offer is also subject to the other conditions described in the Offer to Purchase. There is no financing condition to the Offer.

        Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than Barclays Capital Inc. (the "Dealer Manager"), Innisfree M&A Incorporated (the "Information Agent") and the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

        Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

        In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof), or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the instructions contained in the Letter of Transmittal and in the Offer to Purchase.

        If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures described in Section 3 of the Offer to Purchase.

        Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,
BARCLAYS CAPITAL INC.

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF TYCO ELECTRONICS, PURCHASER, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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Offer to Purchase for Cash
All Outstanding Shares of Common Stock (including the associated preferred stock purchase rights) of